Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
 Under
The Securities Act of 1933

AFFYMETRIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0319159
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)
3380 CENTRAL EXPRESSWAY
SANTA CLARA, CA 95051
(Address of principal executive offices) (Zip Code)

AFFYMETRIX, INC. AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN
 (Full title of the Plan)

BARBARA A. CAULFIELD, ESQ.
EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
AFFYMETRIX, INC.
3380 CENTRAL EXPRESSWAY
SANTA CLARA, CA 95051
(408) 731-5000
 (Name, address including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jean M. McLoughlin, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	2,500,000 shares	$40.83	$102,075,000	$12,015

(1)	This Registration Statement covers 2,500,000 shares being added to the Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan. This Registration Statement shall also cover any additional shares of common stock which become issuable under the Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock, and the rights pursuant to the Rights Agreement, dated October 15, 1998, as amended February 7, 2000.

(2)	Calculated under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on March 14, 2005 as reported by the NASDAQ National Market.

PART II
 Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     Affymetrix, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	The Corporation’s Current Reports on Form 8-K filed with the SEC on January 6, 2005 and February 18, 2005; and

(c)	The descriptions of the Registrant’s Common Stock and of certain rights associated with such Common Stock (the “Rights”) contained in the Registrant’s registration statements on Form 8-A filed with the Commission under Section 12 of the 1934 Act on April 16, 1996 (with respect to the Common Stock) and on October 16, 1998 and March 29, 2000 (with respect to the Rights), including any amendments or reports filed for the purpose of updating such descriptions.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of the Registrant's bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

     The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1(1)	Rights Agreement, dated October 15, 1998, between Affymetrix, Inc. and American
Stock Transfer & Trust Company, as Rights Agent.
4.2(2)	Amendment No. 1 to Rights Agreement, dated as of February 7, 2000, between
Affymetrix, Inc. and American Stock Transfer & Trust Company, as Rights Agent.
5.1	Opinion of Counsel.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibit 5).
24.1	Powers of Attorney (included on signature page).
99.1	Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan.

(1)	Incorporated by reference to Exhibit 1 of the Registrant’s Form 8-A as filed on October 16, 1998
(File No. 000-28218).

(2)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A/A as filed on March 29,
2000 (File No. 000-28218).

Item 9. Undertakings

     A. The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

     (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification foregoing provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 18th day of March, 2005.

AFFYMETRIX, INC.

By:	/s/ Barbara A. Caulfield

	Name:	Barbara A. Caulfield
	Title:	Executive Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

           That the undersigned officers and directors of Affymetrix, Inc., a Delaware corporation, do hereby constitute and appoint Barbara A. Caulfield and Gregory T. Schiffman, and each one of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen P.A. Fodor, Ph.D.	Chairman and Chief Executive	March 18, 2005
Officer of Affymetrix, Inc.
Stephen P.A. Fodor, Ph.D.	(Principal Executive Officer)

/s/ Gregory T. Schiffman	Executive Vice President and	March 18, 2005
Chief Financial Officer
Gregory T. Schiffman	(Principal Financial and
Accounting Officer)

/s/ Susan E. Siegel

Susan E. Siegel	President and Director	March 18, 2005

/s/ Paul Berg

Paul Berg	Director	March 18, 2005

/s/ John D. Diekman

John D. Diekman	Director	March 18, 2005

/s/ Vernon R. Loucks, Jr.

Vernon R. Loucks, Jr.	Director	March 18, 2005

/s/ David B. Singer

David B. Singer	Director	March 18, 2005

/s/ Susan Desmond-Hellmann, M.D.

Susan Desmond-Hellmann, M.D.	Director	March 18, 2005

/s/ John A. Young

John A. Young	Director	March 18, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1(1)	Rights Agreement, dated October 15, 1998, between Affymetrix, Inc. and American
Stock Transfer & Trust Company, as Rights Agent.
4.2(2)	Amendment No. 1 to Rights Agreement, dated as of February 7, 2000, between
Affymetrix, Inc. and American Stock Transfer & Trust Company, as Rights Agent.
5.1	Opinion of Counsel.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibit 5).
24.1	Powers of Attorney (included on signature page).
99.1	Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan.

(1)	Incorporated by reference to Exhibit 1 of the Registrant’s Form 8-A as filed on October 16, 1998 (File No. 000-28218).

(2)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A/A as filed on March 29, 2000 (File No. 000-28218).